 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-333-214579
Supplement dated June 21, 2019
To Prospectus Supplement dated February, 28, 2019, as supplemented May 9, 2019
(To Prospectus dated November 10, 2016)
Global Net Lease, Inc.
Up to $250,000,000 of Shares
of Common Stock
This supplement (this “Supplement”) is the second supplement to the prospectus supplement, dated February 28, 2019 (as previously supplemented on May 9, 2019, the “Prospectus Supplement”), relating to the offer and sale of shares of common stock, par value $0.01 per share, of Global Net Lease, Inc. (the “Company”) having an aggregate offering price of up to $250,000,000 from time to time through the agents named therein, acting as the Company’s sales agents, or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.
This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted to revise the list of agents named therein.
Accordingly, each reference to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to remove UBS Securities LLC and Robert W. Baird & Co. Incorporated.
In addition, the seventh paragraph on the front cover page of the Prospectus Supplement is hereby amended and restated as follows:
BMO Capital Markets	KeyBanc Capital Markets	Mizuho Securities
BBVA	B. Riley FBR	Capital One Securities
Ladenburg Thalmann	SMB	Stifel
In addition, the fourth paragraph on the back cover page of the Prospectus Supplement is hereby amended and restated as follows:

BMO Capital Markets
KeyBanc Capital Markets
Mizuho Securities
BBVA
B. Riley FBR
Capital One Securities
Ladenburg Thalmann
SMBC
Stifel